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Exhibit 99.2

BAM! ENTERTAINMENT, INC. ANNOUNCES CONTINUED LISTING ON NASDAQ SMALLCAP MARKET

SAN JOSE, CALIF. (MAY 26, 2004) - BAM! Entertainment, Inc. (NASDAQ: BFUNC) (the "Company") announced today that the Nasdaq Listing Qualifications Department has issued a letter indicating that the Company's common stock will continue to be listed on The Nasdaq SmallCap Market pursuant to an amendment to the exception that was initially provided by Nasdaq as previously announced on April 14, 2004.

The Company believes that, as of the date of this press release, it has regained compliance with the $2.5 million shareholders' equity requirement, but Nasdaq will continue to monitor the Company's compliance with the minimum shareholders' equity standard until the Company has evidenced compliance with that requirement via a publicly filed balance sheet and demonstrated an ability to sustain compliance with the minimum shareholders' equity requirement over the long term. In this regard, the Company must file its annual report on Form 10-K for the fiscal year ending June 30, 2004 by September 30, 2004, evidencing compliance with the $2.5 million shareholders' equity requirements as well as an ability to sustain long-term compliance with the minimum standard, and the Company must evidence a closing bid price of at least $1.00 per share by November 1, 2004, which must be sustained for a minimum of ten consecutive trading days. In order to fully comply with the terms of this amended exception, the Company must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market. The Company noted that the Nasdaq Listing Qualifications Department will continue to monitor the Company's compliance with all such requirements. The Company believes that it can meet these conditions; however, there can be no assurance that it will do so. In the event that the Company fails to comply with any term of this amended exception, its common stock will be delisted from the The Nasdaq SmallCap Market. If the Company's common stock should be delisted from The Nasdaq SmallCap Market, it may continue to be listed on the OTC Bulletin Board.

Effective with the open of business on May 28, 2004 the Company's Nasdaq symbol will revert back to "BFUN."

About BAM! Entertainment, Inc.

Founded in 1999 and based in San Jose, California, BAM! Entertainment, Inc. is a developer, publisher and marketer of interactive entertainment software worldwide. The Company develops, obtains, or licenses properties from a wide variety of sources, including global entertainment and media companies, and publishes software for video game systems, wireless devices, and personal computers. More information about BAM! and its products can be found at the company's web site located at www.bam4fun.com.

This release contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment's business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment's future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment's Annual Report on Form 10-K for the year ended June 30, 2003, and its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2004, which are
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filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.

NOTE: BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc.